UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
May 22, 2007
Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number
1-14756	Ameren Corporation (Missouri Corporation) 1901 Chouteau Avenue St. Louis, Missouri 63103 (314) 621-3222	43-1723446
1-2967	Union Electric Company (Missouri Corporation) 1901 Chouteau Avenue St. Louis, Missouri 63103 (314) 621-3222	43-0559760

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

Reference is made to Note 3 - Rate and Regulatory Matters to our financial statements under Part II, Item 8; Outlook under Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and Part I, Item 1A. Risk Factors, all in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006; and Note 2 - Rate and Regulatory Matters to our financial statements under Part I, Item 1; Outlook under Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and Part II, Item 1A. Risk Factors, all in the Form 10-Q for the quarterly period ended March 31, 2007, of registrant Ameren Corporation and its registrant subsidiary, Union Electric Company, doing business as AmerenUE (“UE”), for a discussion of the rate case filed with the Missouri Public Service Commission (“MoPSC”) by UE in July 2006 which originally requested an increase in base rates for electric service of $361 million. On May 22, 2007, the MoPSC issued an order, effective June 1, 2007, (which is subject to appeal) authorizing approximately a $43 million increase in UE’s base rates for electric service based on a return on equity of 10.2%. Under generally accepted accounting principles, UE will conform the accounting for certain expenses, including a reduction in depreciation expense, with the treatment prescribed in the MoPSC rate order. UE’s request to utilize a fuel and purchased power cost recovery mechanism was denied, but UE’s existing treatment of the December 2005 expiration of a cost-based power supply contract between UE and its affiliate, Electric Energy, Inc. was accepted by the MoPSC. UE continues to evaluate the order.

- - - - - - - - - - - - - - - - - - - -

This combined Form 8-K is being filed separately by Ameren Corporation and UE (each a “registrant”). Information contained herein relating to any individual registrant has been filed by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. The signature for each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

AMEREN CORPORATION
(Registrant)

     /s/ Martin J. Lyons
Martin J. Lyons
Vice President and Controller
(Principal Accounting Officer)

UNION ELECTRIC COMPANY
(Registrant)

     /s/ Martin J. Lyons
Martin J. Lyons
Vice President and Controller
(Principal Accounting Officer)

Date: May 23, 2007